Exhibit 99.1

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Dean W. Rivest
October 28, 2026	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces Third Quarter 2026 Earnings”

	OMEGA FLEX, INC. (OFLX)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2026	2025	2026	2025
Net Sales	$72,847,000	$73,089,000	$25,697,000	$24,234,000
Net Income attributable to Omega Flex, Inc.	$7,111,000	$11,412,000	$2,359,000	$3,688,000
Earnings Per Share – Basic and Diluted	$0.70	$1.13	$0.23	$0.37
Weighted Average Shares – Basic and Diluted	10,094,322	10,094,322	10,094,322	10,094,322

Dean W. Rivest, Chief Executive Officer of Omega Flex, Inc. (the “Company”), announced that net sales of the Company for the nine months ended September 30, 2026 and 2025 were $72,847,000 and $73,089,000, respectively, decreasing by $242,000 or 0.3%. Net sales for the three months ended September 30, 2026 were 6.0% higher than net sales for the three months ended September 30, 2025.

Net income for the nine months ended September 30, 2026 was $7,111,000, compared to net income of $11,412,000 for the nine months ended September 30, 2025, decreasing by $4,301,000 or 37.7% (the “Nine Month Decrease”). Net income for the three months ended September 30, 2026 was 36.0% below net income for the same period in 2025 (the “Three Month Decrease”). The decrease in net income was mainly due to higher raw material costs (including inbound transportation costs and tariffs) and marketing efforts. The higher costs and expenses described above were partly offset by lower product liability reserves and expenses.

Approximately 52% of the Nine Month Decrease, and 102% of the Three Month Decrease, was due to the above-described higher raw material costs (including inbound transportation costs and tariffs) and marketing efforts that were attributable to the procurement of inventory and introduction of the new re-engineered flexible gas piping fitting described below. These higher costs will continue as the Company procures raw materials to achieve targeted inventory levels and markets the new fitting. However, the Company believes that these higher costs will be limited in duration and will normalize over time.

During the nine months ended September 30, 2026, the Company continued to pursue product enhancements intended to strengthen its market position. On July 1, 2026, the Company introduced a re-engineered flexible gas piping fitting designed to support a broader range of applications across both residential and commercial construction markets. The new TracPipe® System branded fitting is designed to ease installation while enhancing overall safety and reliability. The Company believes that in the commercial sector, the fitting is particularly well suited for larger diameter systems, including sizes up to two inches, helping to address the requirements of more demanding installations. The Company continues to make targeted investments in equipment and facilities intended to expand capacity, enhance operational efficiency, and support geographic growth by improving its ability to serve customers and distribution partners across existing and new markets.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial condition, results of operations, future performance, growth strategies, business initiatives and anticipated trends. Forward-looking statements can generally be identified by words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “projects,” the negative of these terms, or other comparable terminology. These forward-looking statements may include the Company’s projections, statements related to the Company’s anticipated growth strategies, descriptions of business initiatives and anticipated trends in the Company’s business. Forward-looking statements are neither historical facts nor assurances of future performance. Rather, they are based on current beliefs, expectations and assumptions regarding the Company’s business, strategies and anticipated events and trends. These statements are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict, many of which are outside of our control, and actual results could differ materially from those expressed or implied in the forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation, other than as required by law, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof. Further information regarding risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements is included in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) and in the Company’s subsequent reports and filings with the SEC, as applicable.